EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE June 12, 2006	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT RESULTS FOR

FIRST QUARTER FISCAL YEAR 2007

ALBUQUERQUE, NEW MEXICO, June 12, 2006 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported increases in revenue and operating income for the first quarter of fiscal year 2007.

For the three-month period ended April 30, 2006, net sales increased 22.8% to $7.552 million from $6.150 million for the prior year first quarter period. Operating income increased 204.5% in the first quarter ended April 30, 2006 to $134,000 from $44,000 for the three-month period ended April 30, 2005. Net income for the three-month period ended April 30, 2006, was $72,000 or $0.016 per basic and diluted share, compared to net income of $6,000, or $0.001 per basic and diluted share for the three-month period ended April 30, 2005.

“We showed solid growth in revenue and operating income in the first quarter,” said Michael L. Bowlin, chairman, president and chief executive officer. “Both merchandise and restaurant sales increased during the quarter, a result attributed to our ongoing programs that provide sales incentives and supervisory support programs plus the dedicated management at our travel centers, all of which are contributing to our positive results. In addition, volume purchasing helped to increase gross profits.”

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Bowlin Travel Centers Reports Results for First Quarter of Fiscal Year 2007
June 12, 2006

The Company operates full-service travel centers and restaurants that offer brand name food and gasoline, and a unique variety of Southwestern merchandise to the traveling public in New Mexico and Arizona.

Visit our web sites at:	www.bowlintc.com	and	www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Reports Results for First Quarter of Fiscal Year 2007
June 12, 2006

The following tables outline the company's financial results for the first quarter of fiscal 2007.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)
Assets	April 30, 2006 (Unaudited)	January 31, 2006 (Audited)

Cash and cash equivalents	$2,915	$2,615

Other current assets	4,476	4,004

Total Current Assets	7,391	6,619

Property and equipment, net	12,505	12,541

Other assets	690	720

Total Assets	$20,586	$19,880

Liabilities and Shareholders’ Equity

Current liabilities	$2,932	$2,154

Long-term debt	4,675	4,799

Deferred income taxes	864	884

Total Liabilities	8,471	7,837

Shareholders’ equity	12,115	12,043

Total Liabilities and Shareholders’ Equity	$20,586	$19,880

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Bowlin Travel Centers Reports Results for First Quarter of Fiscal Year 2007
June 12, 2006

CONDENSED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	THREE MONTHS ENDED APRIL 30,
	2006	2005

Net sales	$7,552	$6,150

Cost of goods sold	(5,266)	(4,040)

General and administrative expenses	(1,935)	(1,840)

Depreciation and amortization	(217)	(226)

Income from operations	134	44

Interest expense	(103)	(92)

Other non-operating income, net	89	62

Income before income taxes	120	14

Income tax expense	(48)	(8)

Net income	$72	$6

Earnings per share:

Basic and diluted	$0.016	$0.001

Weighted average common shares outstanding	4,583,348	4,583,348

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